Exhibit 10.14
CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between ____________ (the “Executive”) and Zuora, Inc., a Delaware corporation (the “Company”), and is effective as of the date last signed below (the “Effective Date”).

1.Agreement.

This Agreement shall terminate on the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided, however, if a definitive agreement relating to a Change in Control has been signed by the Company then this Agreement shall remain in effect through the earlier of:

(a)    The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or

(b)    The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.

2.    Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a)    Severance Payment. The Company shall pay the Executive an amount equal to six (6) months of his or her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination). The Executive will receive his or her severance payment in a cash lump sum which will be made on the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied. If Executive is subject to a Qualifying Termination, no Equity Awards (as defined below) shall accelerate, except as may be provided in an individual equity award agreement between Executive and the Company.

(b)    Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the six (6)-month period following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide the payment of COBRA on behalf of the Executive without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide Executive, in lieu thereof, a taxable lump sum payment for the balance of the six (6)-month COBRA period, which payment will equal 100% of the applicable COBRA premium for the Executive and any dependents. The number of months of COBRA to be paid, in the event of a cash payment under the preceding sentence, shall be reduced by the number of months of COBRA premiums previously paid by the Company.

3.    CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a)    Severance Payment. The Company or its successor shall pay the Executive an amount equal to (i) [twelve (12) months]1 [eighteen (18) months]2 of his or her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Separation) plus (ii) the Executive’s prorated target bonus for the fiscal year in which the Executive’s Separation occurred. The prorated target bonus will be determined based on the Executive’s annual target bonus for the applicable fiscal year multiplied
1 Bracketed language applies to Zuora’s executives other than the Chief Executive Officer.
2 Bracketed language applies only to Zuora’s Chief Executive Officer.

by the quotient obtained by dividing the number of days in such fiscal year (up to and including the Separation date) by 365. The Executive will receive his or her severance payment in a cash lump sum which will be made on the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)    Equity. Each of Executive’s then outstanding unvested Equity Awards (as defined below), shall accelerate and become vested and exercisable as follows: (A) with respect to unvested time-based Equity Awards (i.e., Equity Awards not subject to the satisfaction of performance goals over a performance period), 100% of the then unvested shares shall become fully vested and exercisable, and (B) with respect to unvested Equity Awards that vest subject to the satisfaction of performance goals over a performance period, the applicable performance goals shall be deemed achieved at 100% of target level of performance. “Equity Awards” means all options to purchase shares of Company common stock, restricted stock units, and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock or stock appreciation rights. Subject to Section 4, the accelerated vesting described above shall be effective as of the date of the Separation.

(c)    Continued Employee Benefits. If Executive timely elects continued coverage under COBRA, the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the twelve (12)-month period following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide the payment of COBRA on behalf of the Executive without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide Executive, in lieu thereof, a taxable lump sum payment for the balance of the twelve (12)-month COBRA period, which payment will equal 100% of the applicable COBRA premium for the Executive and any dependents. The number of months of COBRA to be paid, in any case, shall be reduced by the number of months of COBRA previously paid by the Company.

(d)    Benefits True Up. In the event the Executive terminates pursuant to a Qualifying Termination under Section 2 and that termination is later determined by the Company to qualify as a CIC Qualifying Termination, then the Company shall make a true-up payment to Executive so that the aggregate of all benefits provided to Executive are equal to those in this Section 3. Notwithstanding the timing described in Sections 3(a), 3(b) and 3(c), this true-up payment will occur on the closing of the Change in Control, and any equity awards that would otherwise forfeit upon a Qualifying Termination shall remain outstanding and eligible to vest for three (3) months following such Qualifying Termination to permit the 100% acceleration described in Section 3(b) above.

4.    General Release. Any other provision of this Agreement notwithstanding, the benefits under Sections 2 and 3 shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within thirty (30) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form, and, in all events, within sixty (60) days following the termination event described in Sections 2 or 3, as applicable.

5.    Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Sections 2 and 3 above, the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive prior to the date of termination (collectively “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as may be modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year in which the termination of the Executive occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

6.    Definitions.

(a)    “Cause” means Executive (i) has been convicted of, or has pleaded guilty or nolo contendere to, any felony or to any crime involving moral turpitude, (ii) has engaged in willful misconduct in the performance of his or her duties, (iii) has materially failed or refused to perform the material duties of his or her position with the Company after having received written notice from the Company that such failure or refusal would constitute “Cause” hereunder and not having corrected such failure or refusal to the reasonable satisfaction of the Company within thirty (30) days of the Company’s delivery of such written notice of failure or refusal, (iv) has engaged in gross negligence in the performance of his or her duties, (v) has breached the Company’s Employee Nondisclosure, Assignment and Non-Solicitation Agreement, or (vi) has committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company that results in economic or reputational harm to the Company.

(b)    “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; provided that such event in (i) through (iii) (including any series of such events) also qualifies as a “change in control event” under Code Section 409A.

(c)    “CIC Qualifying Termination” means a Separation (i) within the twelve (12) months immediately following a Change in Control or (ii) within the three (3) months immediately preceding a Change in Control, but as to part (ii) only if the Separation occurs following a Potential Change in Control, in each case, resulting from (A) the Company terminating the Executive’s employment for any reason other than Cause or (B) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination. A “Potential Change in Control” means the date of execution of a definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control. In the case of a termination following a Potential Change in Control and before the consummation of a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Executive’s employment terminated.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Good Reason” means the occurrence of any of the following events or conditions, without Executive’s express written consent (i) a material reduction of the Executive’s primary job duties or level of responsibility (collectively, “Duties”) relative to the Executive’s Duties that were in effect immediately prior to the Change in Control; provided, however, that for purposes of this clause, a material reduction in the Executive’s Duties will not be deemed to occur [(A) if the Company is acquired and made a division or business unit of a larger entity, and following the consummation of the Change in Control the Executive retains similar Duties for such division or business unit of the acquiring corporation, but not for the entire acquiring corporation, or (B)]3 solely because of a change in title; (ii) a ten percent (10%) or greater reduction in then-current annual base salary or annual bonus target (other than an across-the-board salary reduction for all similarly situated executives then employed by the acquirer); or (iii) relocation of Executive’s primary work office to an office or location that would increase Executive’s one-way commute to more than fifty (50) miles from Executive’s current residence. With respect to each of subsections (i), (ii), and (iii) above, Executive must provide notice to the Company of the condition giving rise to “Good Reason” within thirty (30) days of the initial existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. Executive must resign Executive’s employment no later than fifteen (15) days following expiration of the Company’s thirty (30) day cure period or written receipt from the Company of its intent not to cure.

(f)    “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from [(i)] the Company terminating the Executive’s employment for any reason other than Cause[ or (ii) the Executive voluntarily resigning his employment for Good Reason]4. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.

(g)    “Release Conditions” means (i) the Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired such that the Release is effective.

(h)    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

7.    Successors.

(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    Golden Parachute Taxes.

(a)    Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then such Payments shall be either (A) provided in full or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and
3 Bracketed language applies to Zuora’s executives other than the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Revenue Officer and Chief Human Resources Officer.
4 This subsection 6(f)(ii) applies only to the Chief Executive Officer.

binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that the above clause (ii)(B) of this Section applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount).

9.    Miscellaneous Provisions.

(a)    Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six (6)-month period measured from the Executive’s Separation; or (B) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, within one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. Notwithstanding anything to the contrary in this Agreement, if the period of time comprising (x) the time to consider and make effective the Release and (y) the time after the expiration or cessation of any cure period or attempt to cure Good Reason, spans two calendar years, then, any payments that constitute deferred compensation subject to Section 409A will be made in the second calendar year.

(b)    Other Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements on change in control under any prior option agreement, restricted stock unit agreement, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change in control severance arrangements pursuant to an employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company. For the avoidance of doubt, in no event shall Executive receive benefits under both Sections 2 and 3 with respect to Executive’s Separation.

(c)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this Section 9(c), however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)    Withholding Taxes. All payments made under this Agreement shall be subject to applicable withholding and income taxes.

(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)    At-Will Employment. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason.

(i)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).

[Signature Page to Change in Control and Severance Agreement Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date last signed below. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

EXECUTIVE:	ZUORA, INC.

__________________________________	__________________________________
Name:	By:
Title:
Date: ___________________	Date: ___________________

[Signature Page to Change in Control and Severance Agreement]